Exhibit 10.4

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this "Amendment") is made and entered into by and between Healthaxis, Ltd., a Texas limited partnership ("Healthaxis"), and Ronald K. Herbert (the "Executive"), to be effective as of the 20th day of April 2007.

WHEREAS, Healthaxis and Executive are parties to that certain Employment Agreement dated as of December 31, 2005 (the "Agreement") which sets forth, among other things, the terms and conditions pursuant to which Healthaxis or its successor will continue to employ the Executive and/or the amount of certain payments that would be made to the Executive upon certain events;

WHEREAS, the parties desire to amend the Agreement as provided herein; and

WHEREAS, except as otherwise defined herein, all capitalized terms used in this Amendment shall have the meaning specified in the Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Healthaxis and Executive do hereby agree as follows:

1. Employment Period. The current "Employment Period" as referenced in the Agreement commenced on December 31, 2005 and runs through December 31, 2007. As of the effective date of this Amendment, Healthaxis and Executive agree that the Employment Period is extended through April 20, 2008, and that beginning on April 21, 2007, and on each day thereafter, that the Employment Period shall be automatically extended by an additional one (1) day period. As a result, at any given time from and after the effective date of this Amendment, the remaining term of the Employment Period will be one (1) year.

2. Severance Payments. Section 4(a)(i)(B) of the Agreement is hereby amended to read in its entirety as follows:

"B. the amount equal to the sum of (x) the Executive's Annual Base Salary and (y) the Executive's Target Bonus (the "Severance"). For purposes of the preceding sentence, the Executive's Target Bonus shall be an amount equal to the average of the annual bonuses received by the Executive pursuant to the Company's Executive Incentive Compensation Plan (or any similar future bonus program) for the preceding three years."

3. Benefits and Outplacement Services. Sections 4(a)(iii) and 4(a)(iv) of the Agreement are hereby amended to provide that the Executive shall be entitled thereunder to continued benefits and outplacement services for twelve (12) months after the Executive's Date of Termination [rather than the current language in the Agreement providing that the Executive shall be entitled thereunder to continued benefits and outplacement services for six (6) months after the Executive's Date of Termination].

Except as expressly amended as provided herein, the Agreement shall continue in full force and effect in accordance with its terms.

EXECUTED by the parties to be effective as of the date set forth hereinabove.

HEALTHAXIS:		EXECUTIVE:

Healthaxis, Ltd.
/s/ Ronald K. Herbert

Ronald K. Herbert

By:	Healthaxis Managing Partner, LLC, General Partner

By:	/s/ John Carradine